EXHIBIT 99.1
PRESS RELEASE
Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Second Quarter Financial Results and Outlook

NEW YORK, N.Y., August 7, 2018 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the second quarter and six months ended June 30, 2018. For a full discussion of the results, please see the Company's Form 10-Q as filed with the U.S. Securities and Exchange Commission, which can be found at www.steelpartners.com.

Revenue for the 2018 second quarter increased to $434.4 million from $358.4 million for the same period in 2017. Income before income taxes and equity method investments was $19.6 million for the second quarter of 2018, compared with $26.1 million in the comparable 2017 period. Net income attributable to the Company's common unitholders for the 2018 second quarter was $13.0 million, or $0.42 per diluted common unit, compared with $11.3 million, or $0.41 per diluted common unit, for the same period in 2017.

Revenue for the six months ended June 30, 2018 increased to $800.7 million from $681.7 million for the same period in 2017. Income before income taxes and equity method investments was $10.1 million for the six months ended June 30, 2018, compared with $23.5 million in the comparable 2017 period. Net income attributable to the Company's common unitholders for the six months ended June 30, 2018 was $4.0 million, or $0.15 per diluted common unit, compared with $7.2 million, or $0.27 per diluted common unit, for the same period in 2017.

The Company generated a 26.2% increase in Adjusted EBITDA for the second quarter of 2018 to $63.7 million from $50.4 million for the same period in 2017 and generated a 22.5% increase in Adjusted EBITDA for the six months ended June 30, 2018 to $98.8 million from $80.7 million for the same period in 2017.

Results for the three and six months ended June 30, 2018, and the comparable periods in 2017, include certain significant acquisition and integration-related costs associated with the Company's recently completed transactions, as well as other non-cash income or loss from associated companies and other investments held at fair value, net of taxes, which are allocated by segment. The 2017 six-month period reflects an accrual for incentive unit expense of $4.9 million based on an increase in the market price of the Company's common units. No comparable expense was recorded in the 2018 period.

Adjusted EBITDA for the three and six months ended June 30, 2018 reflects a higher contribution from the Company's Diversified Industrial segment, including the impact of the acquisition of Dunmore, as well as the Energy and Financial Services segments. The Company is presenting Adjusted EBITDA to assist investors with their understanding of Steel Partners' results of operations and financial condition. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

"We continued to make solid operating progress during the second quarter, although results were impacted by certain cash and non-cash acquisition and investment related expenses," said Warren Lichtenstein, Executive Chairman of Steel Partners. "The Company achieved year-over-year increases in revenue and Adjusted EBITDA in each of our business segments for the quarter. The positive performance reflects the hard work of the entire Steel Partners team, along with implementation of our strategic initiatives, and adherence throughout the company to the disciplines of the Steel Business System - a unique culture of watchful management, shared problem solving and striving for continuous improvement.

"Further, we continue to develop our people to grow and reach their potential under our SteelGrow talent program," said Lichtenstein. "Recent internal promotions have included John Ashe as President and CEO of our Lucas-Milhaupt unit and Sarah Corrigan to Chair our Wellness Council, which promotes employee well-being to enhance productivity, recruitment and retention."

Based on current information, Steel Partners expects 2018 third quarter revenue between $379 million and $440 million and Adjusted EBITDA between $50 million and $61 million. The Company anticipates revenue for the full 2018 year between $1.6 billion and $1.7 billion and Adjusted EBITDA between $198 million and $220 million, as compared with the Company's previously reported annual guidance for the full 2018 year of revenue between $1.5 billion and $1.6 billion and Adjusted EBITDA between $184 million and $225 million.

(Financial Tables on Following Pages)

Financial Summary

(in thousands, except per common unit)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$434,437	$358,391	$800,682	$681,710
Costs and expenses, excluding realized and unrealized losses (gains) on securities	403,039	332,973	764,971	658,631
Realized and unrealized losses (gains) on securities, net	11,824	(648)	25,613	(433)
Total costs and expenses	414,863	332,325	790,584	658,198
Income before income taxes and equity method investments	19,574	26,066	10,098	23,512
Income tax provision	7,606	10,416	8,936	17,262
Income of associated companies, net of taxes	(1,587)	(68)	(3,542)	(6,370)
Net income	13,555	15,718	4,704	12,620
Net income attributable to noncontrolling interests in consolidated entities	(513)	(4,465)	(740)	(5,449)
Net income attributable to common unitholders	$13,042	$11,253	$3,964	$7,171

Net income per common unit - basic	$0.50	$0.43	$0.15	$0.27
Net income per common unit - diluted	$0.42	$0.41	$0.15	$0.27
Capital expenditures	$9,969	$16,091	$21,979	$24,990

Balance Sheet Data

(in thousands, except common and preferred units)	June 30,	December 31,
	2018	2017
Cash and cash equivalents	$324,805	$418,755
WebBank cash and cash equivalents	269,458	303,883
Cash and cash equivalents, excluding WebBank	55,347	114,872
Marketable securities	3,945	58,313
Long-term investments	310,013	236,144
Total debt	498,328	414,667
Preferred unit liability	178,008	176,512
Common units outstanding	26,192,463	26,348,420
Preferred units outstanding	7,927,288	7,952,660

Supplemental Non-GAAP Disclosures

Adjusted EBITDA Reconciliation:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$13,555	$15,718	$4,704	$12,620
Income tax provision	7,606	10,416	8,936	17,262
Income before income taxes	21,161	26,134	13,640	29,882
Add (Deduct):
Income of associated companies, net of taxes	(1,587)	(68)	(3,542)	(6,370)
Realized and unrealized losses (gains) on securities, net	11,824	(648)	25,613	(433)
Interest expense	9,590	4,893	17,699	9,299
Depreciation	11,797	10,010	23,148	20,171
Amortization	7,822	7,418	15,173	15,537
Non-cash pension expense	872	1,615	1,780	3,187
Non-cash equity-based compensation	221	93	370	6,420
Amortization of fair value adjustments to acquisition-date inventories	288	—	891	—
Other items, net	1,681	998	4,065	3,011
Adjusted EBITDA	$63,669	$50,445	$98,837	$80,704

Segment Results

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Diversified industrial	$358,398	$303,816	$666,016	$584,030
Energy	47,073	34,035	83,665	61,351
Financial services	28,966	20,540	51,001	36,329
Total Revenue	$434,437	$358,391	$800,682	$681,710

Income (loss) before income taxes:
Diversified industrial	$26,810	$21,853	$37,492	$29,799
Energy	849	(1,505)	(4,971)	(9,282)
Financial services	13,080	10,844	21,610	18,467
Corporate and other	(19,578)	(5,058)	(40,491)	(9,102)
Income before income taxes	21,161	26,134	13,640	29,882
Income tax provision	7,606	10,416	8,936	17,262
Net income	$13,555	$15,718	$4,704	$12,620

(Loss) income of associated companies, net of taxes:
Energy	$(161)	$1,471	$658	$2,270
Corporate and other	1,748	(1,403)	2,884	4,100
Total	$1,587	$68	$3,542	$6,370

Segment depreciation and amortization:
Diversified industrial	$14,402	$12,313	$27,950	$25,499
Energy	5,083	4,982	10,105	9,971
Financial services	101	70	201	140
Corporate and other	33	63	65	98
Total depreciation and amortization	$19,619	$17,428	$38,321	$35,708

Segment Adjusted EBITDA:
Diversified industrial	$47,829	$39,886	$77,505	$67,084
Energy	5,017	2,311	5,384	675
Financial services	13,445	10,554	22,939	18,247
Corporate and other	(2,622)	(2,306)	(6,991)	(5,302)
Total Adjusted EBITDA	$63,669	$50,445	$98,837	$80,704

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the U.S. Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about SPLP, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on investments and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or loss, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•	Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;

•	Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing SPLP.

The Company reconciles Adjusted EBITDA to net income or loss, which does not include amounts reported under U.S. GAAP related to noncontrolling interests in consolidated entities, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, except for changes made in accordance with the new accounting pronouncements adopted January 1, 2018, as discussed in Note 1 - "Nature of the Business and Basis of Presentation" and Note 2 - "Revenues" to the Company's Form 10-Q filed with the SEC.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2018 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, the possible volatility of the Company's common or preferred unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2017, for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Investor contact:    PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com